CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 126 to Registration Statement No. 002-10806 on Form N-1A of our report dated February 26, 2014, relating to the financial statements and financial highlights of Nicholas High Income Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings,” “Shareholder Reports,” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
January 27, 2015